QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.15

"RCT" means the material omitted has been filed separately with the Securities and
Exchange Commission with an application requesting confidential treatment.

GAMING DEVICES LICENSE AGREEMENT

    THIS GAMING DEVICES LICENSE AGREEMENT (the "Agreement") is entered into this 31 day of August, 1998 by and between THE VONS COMPANIES, INC. a Michigan corporation(hereinafter "VONS") and MARKET GAMING, INC., a Nevada Corporation (hereinafter "MGI") upon the terms and conditions set forth, below.

ARTICLE 1
DEFINITIONS

    1.1  Gaming Devices.  The terms "Gaming Device" or "Gaming Devices" shall generally refer to State- licensed slot machines and shall also included in its meaning any other State-licensed gaming device approved by VONS.

    1.2  Incidental Equipment.  The term "Incidental Equipment" shall refer to that equipment, excluding the Gaming Devices, reasonably necessary for MGI to conduct business from the Licensed Premises as described in this Agreement including, but not limited to, "change tables", money changing equipment, beverage dispensing equipment, chairs, etc.

    1.3  Store.  The terms "Store" or "Stores" shall mean each supermarket location owned (or leased) and operated by VONS or an affiliate and which is set forth on the attached Exhibit "A" wherein one or more Gaming Devices are to be installed.

    1.4  Licensed Premises.  The term "Licensed Premises" shall mean that particular portion of each Store set aside for use by MGI pursuant to this Agreement.

    1.5  Program.  The term "Program" shall refer to the various obligations undertaken by MGI pursuant to this Agreement whereby the Gaming Devices will be installed in the Stores and various games and promotions will be made available to the public.

    1.6  Territory.  The term "Territory" shall mean the following counties in the State of Nevada: Clark, Nye, Lincoln and Esmerelda.

    1.7  Effective Date.  The term "Effective Date" shall mean the first day of the month immedately following the month in which MGI receives gaming licenses for each of the Safeway locations contained in Exhibit "B" from the State of Nevada and all other appropriate County and/or City governmental agencies. Said locations are not a part of this Agreement and serve only as a benchmark for the effective date hereof.

    1.8  Operational Date.  The term "Operational Date" shall mean, as to each individual Licensed Premises, the first date when one (1) or more of the Gaming Devices are in operation for all hours of operation of the applicable Store.

    1.9  Day.  The terms "day" or "days" shall mean a calendar day or days unless expressly stated otherwise.

    1.10  Intentionally Deleted.

ARTICLE 2
ESTABLISHMENT OF PROGRAM

    2.1  Gaming Device Program.  The parties agree to arrange for the placement of that number of Gaming Devices, fully licensed by the State of Nevada, in each Store as set forth in Exhibit "A"(or more should the parties mutually agree), located within a RCT radius from the intersection of Las Vegas Blvd. and Stewart Avenue in the City of Las Vegas. In any Store located outside of this RCT radius MGI shall place any number of Gaming Devices up to 15, in its sole and absolute discretion and shall pay the License Fee for such number of Gaming Devices actually installed. MGI shall also be allowed to install Incidental Equipment including one (1) "change table" at each Store within the Licensed Premises as delineated pursuant to Section 2.4, below. MGI shall provide the necessary Gaming Devices, the Incidental Equipment, and all support necessary to install, maintain, repair and operate all Gaming Devices including, but not limited to, cash for the Gaming Devices (which cash shall be the sole property of MGI), periodic loading of cash, twenty-four (24) hour monitoring support (or such lesser amount which corresponds to the hours of operation of any particular Store), manual staffing of money changing services, beverage service as approved by VONS, and other support functions as may be mutually agreed from time-to-time. The Gaming Devices will possess feature, performance and quality standards which are equal to the prevailing industry standards for the same or similar machines. MGI will maintain, repair and refurbish the Gaming Devices as needed to meet and maintain such standards.

    2.2  Initial Program and Expansion.

    (a) The Program shall apply to each Store listed on the attached Exhibit "A" as of the Effective Date.

    (b) The Program shall apply prospectively to any additional supermarket locations opened and operated by VONS or an affiliate within the Territory during the term of this Agreement, unless the Store is subject to a pre-existing agreement regarding the placement of gaming devices entered into by VONS predecessor-in-interest. The opening of any such additional location shall not affect the expiration date of the Initial Term or of any Renewal Term.

    2.3  Exclusivity.  VONS shall not permit the installation of any Gaming Device provided by any third party in any of the Stores set forth in the attached Exhibit "A". This exclusivity shall apply to any new supermarkets opened by VONS within the State of Nevada during the term hereof where VONS has the right to contract for gaming (i.e., where such right is not retained by a lessor or other third party).

    2.4  Interior Locations.

    (a) VONS shall provide a suitable location within each Store which shall constitute the Licensed Premises for MGI's exclusive use for the placement of the Gaming Devices and the Incidental Equipment, and VONS grants to MGI a license to use each Licensed Premises for the installation, maintenance and operation of the Gaming Devices and the Incidental Equipment. The particular location and size of each Licensed Premises shall be agreed upon by the parties on a Store-by-Store basis.

    (b) Any change in the location of any Licensed Premises shall require the mutual consent of both parties except where such change is required pursuant to: law; regulation; or order of any governmental agency; any lessor of any Store pursuant to limitations or restrictions contained in any lease therefor; or any property owner(s) or any property management association exercising its authority over any Store pursuant to limitations or restrictions contained in any conditions, covenants and restrictions or other agreements of record (hereinafter "C. C. & R.'s"). VONS shall have the right to change the location of any Licensed Premises within any Store that is remodeled or otherwise significantly altered in which case VONS shall provide MGI with reasonable advance notice of the remodeling or alteration, and the parties shall exercise good faith efforts to agree upon a new location in such a situation.

    2.5  Issuance of Permits.  MGI shall be responsible, at its sole cost and expense, to obtain any and all governmental permits, licenses, consents and the like in order for the Gaming Devices to be licensed for installation within each Licensed Premises on or about the Effective Date. VONS shall provide such information and documentation as MGI may reasonably request for the purpose of assisting in the application for any such permits. All such permits shall be maintained in effect by MGI at its sole cost and expense throughout the term of this Agreement.

    2.6  Incidental Services.

    (a) MGI shall supply at each Licensed Premises one (1) fixture to be used as a "change table" which shall be staffed by not less than one (1) employee of MGI during all hours that each respective Store is open to the public.

    (b) MGI shall be permitted to offer complimentary non-alcoholic beverages to users of the Gaming Devices; provided, however, that MGI shall not prohibit said users from bringing into the Licensed Premises groceries, beverages or other items purchased from VONS at any Store.

    2.7  License of Trade Names.

    (a) Each party (a "Grantor") hereby grants to the other party a non-exclusive right and license to use the respective trademark and/or service mark of: "VONS"; and "MGI" (the "Marks") upon and in connection with any promotional activities within the Store(s), as further described in this Agreement; provided, however, that each Grantor retains the right of prior, written approval of any marketing or promotional advertising by the other party which includes the logos, trademarks, trade names and copyrights of the Grantor. Each license granted in this section shall apply only to the Program, and the recipient shall make no other use thereof except as expressly permitted in this Agreement.

    (b) Except as specifically provided in this section, each party retains all legal and equitable rights in and to its respective Marks and any related trademarks, service marks, initials, logos and insignia, and no use thereof shall be made by any other party without the express, prior and written consent of the party holding said rights.

    (c) Each party acknowledges and agrees that the other's trademarks, tradenames, service marks and business systems are solely the property of such party and that this Agreement does not in any way grant to either party the right to use the other's trademarks, tradenames, service marks, copyrights or business systems except as expressly provided herein. No party shall assert any right or title to or interest in the trademarks, service marks, initials, logos, insignia, trade dress, slogans, designs or advertising themes of any other party (except for the rights expressly granted under this. Agreement), and all use thereof shall inure to the benefit of the respective owner thereof.

    (d) Immediately upon expiration, termination or cancellation of this Agreement for whatever reason, each party shall cease using the Marks, or such other trademark, slogan, trade name, symbol, emblem, insignia, design, trade dress or advertising theme of the other parties.

    2.8  Compliance with Federal, State and Local Laws.  MGI shall at all times comply with any and all local, city, county, state and federal laws, regulations and orders now in effect or which may hereafter be enacted pertaining to or affecting the installation, operation or maintenance of the Gaming Devices and the Incidental Equipment.

    2.9  Expenses.  MGI shall bear all costs and expenses necessary to carry out the Program including, but not limited to costs and expenses related to: purchase or leasing of Gaming Devices and the Incidental Equipment; freight and delivery charges; installation costs; de-installation and removal costs; governmental fees, taxes and assessments; and maintenance and repair costs for the Gaming Devices and the Incidental Equipment as well as the Licensed Premises. VONS shall have no obligation for any Program cost or expense except as is specifically described in Sections 3.1(a) and 3.2(c), hereinbelow.

    2.10  Intentionally Deleted.

ARTICLE 3
INSTALLATION, MAINTENANCE AND RELOCATION

    3.1  Site Selection and Preparation.

    (a) VONS will provide adequate space, mutually acceptable to both parties, within each Store for the installation of all Gaming Devices and Incidental Equipment for each such Store, and will provide and maintain at its own cost appropriate environmental conditions and electrical power for operation of the Gaming Devices. MGI shall use its best efforts to utilize the space currently used in the Store for the operation of gaming devices. Environmental conditions and electrical power shall meet industry standards and manufacturers' requirements for the hardware and any software of the Gaming Devices but in no event shall VONS be required to provide equipment, services or utilities not commonly available in its supermarkets, nor shall VONS be under any duty to install any equipment, services or utilities not presently existing in the Stores other than as required pursuant to Section 3.2(c), below.

    (b) MGI and VONS will conduct site survey meetings at each Store and any proposed new location and will mutually agree upon the location of each Licensed Premises based on an analysis performed jointly to determine locations: most convenient to the customers of VONS; least obtrusive to VONS operations; most likely to generate the greatest use of the Gaming Devices; and most likely to expedite the installation process and minimize installation costs.

    (c) MGI shall submit plans and specifications to VONS for its approval (which approval shall not be unreasonably withheld) showing the interior design of each Licensed Premises and the proposed placement of all Gaming Devices and the Incidental Equipment. VONS and MGI shall exercise good faith efforts to resolve any objections which VONS may raise to any such plans.

    (d) MGI shall maintain the area within the Licensed Premises in an orderly, clean and sanitary fashion so that customers have convenient and unobstructed access to the Gaming Devices. VONS shall provide normal and customary cleaning services outside of the Licensed Premises and within the Stores.

    3.2  Installation of Gaming Devices.

    (a) An installation schedule will be mutually agreed to and established between MGI and VONS, and. the parties will both use their best efforts to meet the schedule.

    (b) VONS authorizes MGI to install Gaming Devices and the Incidental Equipment at the Stores and to connect the Gaming Devices to electrical conduits and to such other facilities as are reasonably necessary to install and operate the Gaming Devices. All work necessary for the installation of the Gaming Devices, the Incidental Equipment, and the connection thereof to the appropriate utilities shall be provided by MGI at its sole cost and expense. The work shall be done at such times as are agreed upon by both parties so as to interfere as little as possible with VONS operations. MGI agrees to restore promptly any property damaged by it or by any of its subcontractors or agents working on MGI's behalf.

    (c) VONS shall provide adequate electrical service for all Gaming Devices and Incidental Equipment and where such services do not presently exist in any Licensed Premises shall install all conduit, hook-ups and outlets at its sole cost and expense which are reasonably necessary to support the functioning of the Gaming Devices and Incidental Equipment.

    (d) MGI shall design and decorate the interior of the Licensed Premises with those fixtures and signage and in such colors, decor and style as are reasonably approved by VONS. MGI shall have the sole discretion in choosing the type and denomination of the Gaming Devices.

    3.3  Access to Licensed Premises.  VONS agrees to provide for the uninterrupted access to the Licensed Premises during all normal hours of operation of each Store. VONS shall exercise its reasonable best efforts to provide MGI with five (5) days prior written notice of any non-emergency Store remodeling or construction activity that could effect the power supply to the Gaming Devices. Arrangements shall be made with MGI for any movement of the Gaming Devices and the Incidental Equipment within a Store during any such period of remodeling or construction. During any period of time that a Store is closed for one (1) day, or more, the License Fee described in Section 4.1, below, for that Store shall be abated, pro-rata, on the basis of a thirty (30)day month.

    3.4  Staffing of Licensed Premises.  MGI shall, at its sole cost and expense, supply staff in each Licensed Premises to provide change and make jackpot pay-outs during all hours that each Store is open to the public. Subject to any applicable laws or regulations, the hours that such staff is present in each Licensed Premises parties may be changed by mutual written agreement of both parties.

    3.5  Beverage and Food Service.  MGI may install and operate as a part of the Incidental Equipment non-alcoholic beverage machines for the complimentary dispensing to its patrons of beverages such as coffee and soft drinks. Should MGI desire to provide food items to its patrons on a complimentary basis, MGI agrees to purchase such items from the Store.

    3.6  Promotional Activities.  MGI shall have the right to conduct gaming promotions from the Licensed Premises. Such promotional activities may result in patrons being awarded: products or services provided by Terrible Herbst in the ordinary course of said entity's business; products or services purchased by MGI from VONS; or such other products and services available from other persons or entities as MGI may determine in its reasonable discretion. MGI may submit proposals to VONS from time-to-time regarding opportunities for joint promotional programs subject to such further terms and conditions upon which the parties may subsequently agree. VONS shall have the right to agree to participate in such joint programs, or to decline to do so, within its sole discretion. MGI shall comply with all applicable laws in regards to any such promotional activities and shall revise, limit, change or terminate any promotion in the event that VONS is of the opinion that any particular promotional activity is harmful to its business, offensive to any of its customers, or otherwise should be revised, limited, changed or terminated. Except as may be expressly undertaken hereafter, VONS shall have no responsibility to MGI or to any of the patrons of MGI for any such promotional activities, the conduct thereof, or the awarding of any prizes therefor.

    3.7  Maintenance of Gaming Devices.  MGI warrants that it shall keep each Gaming Device and all Incidental Equipment in good operating order and condition at all times and at its sole cost and expense. MGI shall regularly service, clean and maintain each Gaming Device and all Incidental Equipment and shall promptly and at its sole expense repair or replace any faulty or defective parts or equipment. VONS shall allow MGI and its employees, contractors and agents reasonable access to the Stores for the purpose of maintenance, repair, replacement, and removal of the Gaming Devices and the Incidental Equipment.

    3.8  Maintenance of Licensed Premises.  MGI shall, at its sole cost and expense, keep each Licensed Premises in good order and condition and in a clean and sanitary condition. If MGI fails to perform its obligations under this Section 3.8, VONS may at its option (but shall not be required to), upon reasonable notice, enter upon the Licensed Premises and put the same in good order and condition and in a clean and sanitary condition, and the reasonable cost thereof shall be immediately due and payable from MGI to VONS. VONS will continue to include the Licensed Premises in the sweeping of the Store floors on at least a daily basis.

    3.9  Removal of Gaming Devices.  Upon expiration, termination or cancellation of this Agreement, and on or before the effective date thereof, MGI shall remove all Gaming Devices and all Incidental Equipment. Any Gaming Devices and/or Incidental Equipment not removed within five (5) days from such effective date may be removed from the Licensed Premises and placed into storage by VONS. Should VONS place any such items into storage, MGI shall be obligated to pay all costs of removal, transportation and storage incurred by VONS (including, should VONS provide any one or more of these services itself, a reasonable sum for same) which MGI shall pay, or caused to be paid, in full prior to the release of any Gaming Devices or any Incidental Equipment to MGI or any assignee, creditor, mortgagee or designee.

    3.10  Property Status of Gaming Devices; Taxes.

    (a) The Gaming Devices and Incidental Equipment shall, for all purposes, be and remain MGI's personal property and shall not become real property. MGI will pay any sales, use, excise, privilege or personal property taxes (or other taxes) or fees levied against any Gaming Devices and/or any item of Incidental Equipment, based on the installations and/or operation of the Gaming Devices, or any of them, and/or the Incidental Equipment, or based upon the business activities of MGI.

    (b) MGI shall notify all appropriate taxing authorities of its mailing address for the purpose of receiving tax bills, notices and correspondence pertaining hereto. MGI shall not use the address of any Store or any address of VONS for this purpose.

    (c) MGI shall not be responsible for any real property taxes or other taxes levied upon the real estate on which each Store is located or levied upon the business activities of VONS.

    (d) MGI may file financing statements, fixture filings, or similar documents as are reasonably necessary to protect its interest in the Gaming Devices against other creditors of VONS.

ARTICLE 4
COMPENSATION

    4.1  License Fees.

    (a) MGI shall pay to VONS a fixed, monthly license fee (hereinafter the "License Fee") for each Licensed Premises equal to RCT per that number of Gaming Devices actually installed by MGI in each Store, which is within the Territory and located within a RCT radius from the intersection of Las Vegas Blvd. and Stewart Avenue in the City of Las Vegas, for any particular month. For all other Licensed Premises located in Stores within the Territory, but outside of the above-mentioned RCT radius, MGI shall pay to VONS a fixed, monthly license fee (hereinafter the "License Fee") equal to RCT per that number of Gaming Devices actually installed by MGI for any particular month.

    (b) The License Fee described in this section is based upon each Licensed Premises being open to the public on a twenty-four (24) hour per day basis, however, MGI is aware that the Stores located at 1061 Owens Street and 3285 Las Vegas Blvd. Are not operated on a twenty-four (24) hour per day basis, and hereby agrees to waive this requirement as it relates to those Stores only. Should VONS for any reason reduce the daily hours of operation of any Store or Stores to less than twenty-four (24), then the License Fee for any such Store or Stores shall be reduced by RCT until such time as VONS should decide to increase such hours of operation.

    4.2  Due Date.  All fees required to be paid pursuant to Section 4.1, above, shall be paid on a monthly basis in advance and shall begin to accrue and be due and payable on the Operational Date for each Licensed Premises. MGI shall commence paying the above License Fee to VONS on September 1, 1998, regardless of the Effective Date hereof.

    4.3  Abatement of Fees.  In addition to the abatement of License Fees described in section 3.3, above, the License Fees for any particular Licensed Premises shall be abated, pro-rata, on the basis of a thirty (30) day month under the following circumstances:

      (a) For any casualty which results in the closure of a Store for one (1) or more days;

      (b) For any event of force majeure which results in the closure of a Store for one (1) or more days; and

      (c) For any order of court or of any governmental agency which results in the closure of a Store for one (1) or more days.

    4.4  Reduced Fee for Remodeling.  Should VONS at any time during the term hereof remodel or otherwise renovate any Store such that any one (1) or more major departments are temporarily closed to the public (excluding any closure of a pharmacy department), then the License Fee applicable to said Store shall be reduced by RCT for so long as said major department(s) remain closed. Should any exterior remodel or renovation of the shopping center in which any Store is located result in obstructed visual or actual access to any Store and a reduction of income to MGI from the Licensed Premises located within such Store, the parties shall mutually agree upon an appropriate reduction in the License Fees to be paid by MGI during any such period of impaired access.

    4.5  Proration Upon Termination.  Should any Licensed Premises be closed pursuant to the provisions of this Agreement on any date other than the last day of a month except for a Default of MGI, the parties may agree upon a prorated License Fee to be paid for such final partial month, or VONS shall reimburse to MGI a prorated amount of the full License Fee paid for such Licensed Premises for the month during which the closure occurs based upon the number of days remaining until the end of said month.

    4.6  Late Charge.  Payments made more than ten (10) days after the due date shall be assessed interest at the rate of one percent (1.0%) per month, or the legal maximum, whichever is less.

    4.7  Utilities.  VONS shall provide 110 volt electrical power necessary to operate the Gaming Devices and Incidental Equipment and shall provide any required installations of conduit and outlets in order to provide each Licensed Premises with an adequate number of outlets. VONS shall provide the typical and customary utility services to the Licensed Premises as same is generally available at each Store including lighting, heating, air conditioning and garbage collection.

ARTICLE 5
TERM AND RENEWAL

    5.1  Term.  The initial term of this Agreement (the "Initial Term") shall be RCT commencing on the Effective Date, as herein defined.

    5.2  Option to Renew Term.

    (a) MGI shall have the right and the option, (provided that at the time of its exercise of the option to extend contained in this section 5.2 it is not in defaut of a material provision of this Agreement) to extend the term for RCT after the Initial Term expires, on the same terms and conditions as the Initial Term, except that the License Fee shall be increased as provided in subsection (b), below. Such option must be exercised by a written notice given to VONS at least RCT prior to the date of expiration of the Initial Term. After the exercise of any option, all references in this Agreement to the "term" shall be deemed to mean the term as extended and all references to the termination, cancellation, expiration or end of the term shall be deemed to mean the date of termination, cancellation, expiration or end of the term as extended.

    (b) During any such subsequent term, the License Fee to be paid pursuant to Section 4.1(a), above, shall be increased to RCT during RCT and RCT during RCT, per that number of gaming devices actually installed by MGI in each Store for any particular month.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

    6.1  Representations and warranties by VONS.  VONS represents and warrants that:

      (a) It is a corporation duly formed and validly existing under the laws of the State of Michigan and is duly authorized to conduct business in the State of Nevada.

      (b) It controls and operates each Store listed herein.

      (c) To the best of its actual knowledge, no action, authorization or consent of any other person or entity is required in connection with the execution, delivery and performance by VONS of this Agreement and the consummation of the transactions described herein.

      (d) It expressly disclaims any representation or warranty that it is under any obligation to continuously operate any Store, or any portion thereof.

    6.2  Representations and Warranties by MGI.  MGI represents and warrants that:

      (a) It is a corporation duly formed and validly existing under the laws of the State of Nevada and is duly authorized to conduct business in said State.

      (b) It shall, upon installation of the Gaming Devices, hold valid title to the Gaming Devices and all Incidental Equipment, either as the owner or as the lessee thereof, and any and all related items of personal property used in the installation thereof and for purposes of carrying out the Program pursuant to this Agreement and that said property shall not be subject to any security interest, lien or other encumbrance other than that of an equipment lessor or a purchase money secured lender.

      (c) All Gaming Devices and all Incidental Equipment delivered to any Store under this Agreement shall comply with all applicable federal, state, county and city laws.

      (d) It shall become, and remain throughout the term hereof, duly licensed by the appropriate agencies of any Cities and/or Counties in which any Store(s) are located and the State of Nevada for the conduct of gaming.

      (e) It currently does not possess Nevada gaming licenses from the State of Nevada for the Stores, but it shall exercise its reasonable best efforts to obtain same prior to the Effective Date.

ARTICLE 7
INSURANCE AND INDEMNITY

    7.1  Insurance to be Provided by MGI.

    (a) MGI shall, during the term of this Agreement, continuously maintain in force policies of commercial general liability, all risk property insurance, automobile liability, and workers compensation insurance covering MGI's conduct and that of its employees, subcontractors and agents pursuant to this Agreement and all Gaming Devices and Incidental Equipment owned or leased by MGI and which become subject to this Agreement. These policies shall provide coverage with limits not less than the minimum limits set forth, below, with financially responsible insurers reasonably acceptable to VONS and licensed and authorized to do business in the State of Nevada.

(i) Commercial General Liability	Minimum Limits
Bodily Injury/Property	$2,000,000.00 per Damage occurrence or equivalent aggregate
This policy shall carry the following coverages:
Premises/Operations
Broad Form Blanket Contractual Liability, (specifically covering the indemnity obligations set forth herein);
Products and Completed Operations;
Independent Contractors;
Personal Injury Liability (with employee and contractual exclusions removed);
Broad Form Property Damage;
Advertising Liability; and
Severability of Interests Clause
(ii) All Risk Property	Replacement Cost
(iii) Automobile	(Same as in § 7.1 (a)
(Covering owned, non-owned and hired vehicles)
(iv) Workers' Compensation
Workers' Compensation	Statutory Limits
Employer's Liability	(Same as in §7.1(a) (i))

    (b) The foregoing policies shall be on a form reasonably acceptable to VONS, shall name VONS as an additional insured under the Commercial General Liability policy as VONS's interests may appear, specifically covering MGI's indemnification obligations undertaken pursuant to this Agreement. The foregoing policies shall state that the insurance coverage is primary and non- contributory as regards any other insurance carried by VONS.

    7.2  Insurance to be Provided by VONS.  Subject to those insurance obligations required by any lease or C. C. & R.'s affecting any Store, where VONS insures the Store, VONS shall continually keep insured the building of which each Licensed Premises are a part, and all structural portions thereof, against, at a minimum, those risks covered in a fire policy with extended coverage. VONS may, at its option, fulfill the requirements of this Section 7.2 by a combination of primary (with minimum limits of $1,000,000.00) and excess liability coverages.

    7.3  Waiver of Subrogation.  VONS and MGI each waives any and all rights of recovery against the other, or against the shareholders, partners, directors, officers, employees, agents, and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control, where such loss or damage is normally insured against by a fire policy with extended coverage but only to the extent that such other party is in compliance with the obligations required of it under this Article 7 at the time of such loss or damage. Notwithstanding the foregoing, however, this section shall not be operative in any case where the effect thereof is to invalidate or otherwise impair any insurance coverage applicable to any such loss or damage or to increase the cost thereof.

    7.4  Certificates of Insurance.  Evidence of the insurance coverages described in this Article 7 represented by certificates of insurance in a form satisfactory to each party and issued by the respective insurers, shall be furnished to each party and shall specify the additional insured status mentioned, above. Certificates shall state that both parties shall be notified in writing by the insurer at least thirty (30) days' prior to cancellation or material change in any.policy. Renewal certificates of coverage shall be supplied to each party within thirty (30) days after the expiration date of any required coverage.

    7.5  Self-Insured Retentions.  VONS maintains a comprehensive program which includes self-insured retentions in addition to typical and customary insurance policies as well as blanket and umbrella policies. Notwithstanding any provision contained in this Agreement to the contrary, VONS may, at its option, satisfy any or all of its obligations to insure with any such self-insured retentions, blanket policies, or umbrella policies, or any combination thereof. For the purposes of this Agreement, the terms, "insurance" or "policies of insurance" shall be deemed to include within the meanings, thereof, any such retentions.

    7.6  Mutual Indemnification.  Each party (the "Indemnifying Party") shall at all times indemnify and hold harmless the other party and said other party's successors, assigns, shareholders, partners, directors, officers, agents, affiliates, subsidiaries, parent company, and employees (collectively, the "Indemnified Parties") from and against any and all liabilities, damages, penalties, settlements, judgments, orders, losses, costs, charges, attorneys' fees, and all other expenses and shall, further, defend the Indemnified Parties from any and all claims, actions, suits, prosecutions, and all other legal and/or equitable proceedings resulting from or relating to (whether directly or indirectly) any allegation (whether founded or unfounded and regardless of the nature or character thereof) regarding: (i) any negligent, willful, reckless, or wrongful act or omission of the Indemnifying Party, its employees, representatives, contractors or agents; (ii) any breach of, or inaccuracy in, any representation and/or warranty made by the Indemnifying Party herein including, without limitation, claims for personal injury, death or damage to property or other demands; (iii) any failure to perform by the Indemnifying Party, or any defect in said party's performance of, its obligations and duties pursuant to this Agreement; or (iv) any alleged violation by the Indemnifying Party of any law, statute, regulation or ordinance.

    7.7  Additional Indemnification by MGI.  MGI shall at all times indemnify and hold harmless VONS and VONS's successors, assigns, shareholders, directors, officers, agents, affiliates, subsidiaries, parent company, and employees (collectively, the "Indemnified Parties") from and against any and all liabilities, damages, penalties, settlements, judgments, orders, losses, costs, charges, attorneys' fees, and all other expenses and shall, further, defend the Indemnified Parties from any.and all claims (including, without limitation, claims for personal injury, death or damage to property), demands, actions, suits, prosecutions, and all other legal and/or equitable proceedings resulting from or relating to whether directly or indirectly) any allegation (whether founded or unfounded and regardless of the nature or character thereof) regarding: (i) the use by MGI (or any of its employees, subcontractors or agents) or by any third person of the Licensed Premises; (ii) 'the conduct of the business of MGI in the Licensed Premises; (iii) any criminal activity occurring'within the Licensed Premises; (iv) the sale, or provision of any product (excluding any product purchased from or provided by VONS) and/or the sale or provision of any service by MGI (or any of its employees, subcontractors or agents) from the Licensed Premises; (v) any claim that any product (excluding any product purchased from or provided by VONS) sold by MGI (or any of its employees, subcontractors or agents) from the Licensed Premises is unsafe or unfit for human use or consumption whether or not such claim is raised by a private party or any governmental agency; or (vi) any claim that the Licensed Premises, any Gaming Device, any item of Incidental Equipment or any service or product sold or otherwise provided therefrom by MGI (or any of its employees, subcontractors or agents) infringes upon any patent, trademark, service mark, copyright, exclusive license or distributorship, or any form of trade secret or trade dress.

    7.8  Notice of Claim of Indemnity.  Upon receiving notice or knowledge of any claim, event or loss for which indemnity is sought hereunder, the party seeking indemnification shall tender the matter to the Indemnifying Party and cooperate with its defense as the Indemnifying Party- may reasonably request, and permit the Indemnifying Party to defend, try, settle, or appeal such matter as such party shall determine.

ARTICLE 8
BREACH, DEFAULT AND TERMINATION

    8.1  Cancellation Upon Default.

    (a) This Agreement may be cancelled immediately, and without recourse against MGI, should MGI not be issued any and all permits and licenses which are required by any governmental agency for the installation or operation of the Gaming Devices before or within a reasonable period of time after execution hereof or should any such permit be suspended, revoked, terminated or cancelled, or should any such permit expire during the term of this Agreement.

    (b) This Agreement may be cancelled by either party upon the Default of the other party. As used herein, the term, "Default" shall mean a breach continuing after any and all applicable cure periods have expired without legal justification. Neither party shall be in Default unless such party fails to perform any one (1) or more obligations required of it (in which case such party shall be deemed to be in breach of the Agreement) and, thereafter, and in response to a notice of breach from the non-breaching party, the party in breach fails to remedy and cure such breach as provided herein.

    (c) Upon the occurrence of a breach of the Agreement, the non-breaching party shall provide a written notice of breach specifying those obligations which the breaching party has failed to perform; which notice shall include a demand to immediately commence to cure such breach and to diligently prosecute such cure through to its completion. No breach shall be deemed to become a Default unless and until said notice of breach has been delivered as provided in Section 9.2, below, and the breaching party has failed to cure the specified breach(es) within: (i) ten (10) days for breaches consisting of a failure to remit funds which are fixed, due and owing; and (ii) thirty (30) days for all other categories of breach; provided, however, that if the nature of the breach is such that more than thirty (30) days is reasonably required for performance and cure, then the breaching party shall not be in Default if such party commences performance and cure within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

    (d) Upon the Default by a party, the other party may, but shall not be required to, deliver a notice to the party in Default confirming the effective date of cancellation of the Agreement.

    8.2  Bankruptcy.  Anything in this Agreement to the contrary notwithstanding, in the event that MGI shall become insolvent, bankrupt (including, without limitation, the filing of a voluntary or involuntary petition under any chapter of the Bankruptcy Code [Title 11 of the United States Codes], or any comparable state law) or make any assignment for the benefit of creditors or if it or its interests hereunder shall be levied upon or sold under execution or other legal process, or in the event MGI ceases business, or is taken over by the authority of the United States, or other governmental supervisory authority, VONS may terminate this Agreement unless to do so would require the consent of such governmental authority or other supervisory authority, in which case VONS may terminate this Agreement upon obtaining such consent.

    8.3  Partial Nullity.  This Agreement shall become partially null and be of no further force or effect with respect to any one (1) or more Stores (the "Affected Licensed Premises") at any time or times (without liability to any party except for any liabilities previously accrued and outstanding) upon the issuance of any order, rule or regulation of any regulatory agency or administrative body (including condemnation of a Store or Stores by right of eminent domain), or the decision or order of any court of competent jurisdiction that is controlling or binding on such party prohibiting the installation, maintenance and/or use of the Gaming Devices by MGI, VONS or any of their customers or otherwise affecting the installation, maintenance and/or use of the Gaming Devices so as to make continued use of the Affected Licensed Premises unreasonably unprofitable or undesirable to either party.

    8.4  Termination At Will.

    (a) VONS shall have the right to terminate this Agreement at any time as to any one (1) or more Stores upon providing not less than thirty (30) days prior written notice to MGI and without liability should any owner or lessor of any such Store pursuant to any lease or C. C. & R.'s or any property management association exercising its authority over any such Store pursuant to C.C.& R.'s prohibit the installation, maintenance or operation of any Gaming Devices or should any such person or entity assert that any lease, C.C.& R.'s or any other agreement effecting the Store(s) prohibits or restricts the installation, maintenance or operation of any Gaming Devices in any such Store(s).

    (b) VONS shall have the right to terminate this Agreement at any time as to any one (1) or more Stores upon providing not less than thirty (30) days prior written notice to MGI and without liability should the lease under which VONS operates any such Store expire or be terminated by the lessor or should economic or business factors require (as determined by VONS in its sole discretion) the closure or sale of such Store.

    (c) Should VONS, or any successor-in-interest of VONS, change the format of any Store or Stores to a "non-supermarket" use, then MGI shall have the right to terminate this Agreement, but only as to such Store or Stores, which right may be exercised in the sole discretion of MGI, provided VONS shall incur no liability as the result of such termination. As used herein, the term "supermarket" is intended be a dynamic term reflecting the various changes in retailing methods, patterns and programs as same may be created, developed, deleted or otherwise revised from time-to-time by VONS and (without limitation) other supermarket operators such as "Smiths", "Lucky", "Wal-Mart", etc.

    8.5  Destruction or Condemnation.  Without limiting the effects described in Section 8.3, above, and if during the term hereof any Store is damaged or destroyed by a fire or other casualty or is partially acquired or condemned by right of eminent domain for any public or quasi-public use or purpose, this Agreement shall remain in full force and effect except that: in the event of such casualty, the License Fee for the affected Licensed Premises shall abate (except to the extent that such fees are recoverable from insurance proceeds) pursuant to Section 4.3, above, from the date of destruction until the restoration and re-opening for business of the affected Store; and in the event of a partial condemnation, the License Fee for the affected Licensed Premises shall abate equitably and proportionately from: the date of the physical taking in an amount upon which the parties shall mutually agree according to the nature and extent of the taking of the affected Store and the affected Licensed Premises, if any.

    8.6  Events Upon Termination.  Upon the expiration, termination or cancellation of the Agreement, MGI and VONS will each assist the other party in an orderly conclusion hereof and the transfer of all assets herein described, tangible or intangible, as may be necessary for the orderly, non-disruptive business continuation of MGI and VONS. Upon the expiration, termination or cancellation of this Agreement, MGI shall remove all Gaming Devices, all Incidental Equipment and all of its other property from each Store as provided in Section 3.9, above, with all costs for removal of

Gaming Devices, Incidental Equipment and any other property of MGI and any site restoration to be paid as follows:

      (a) In the event of an expiration of the Agreement at the end of the Initial Term or any Renewal Term, MGI shall bear all costs and expenses for the removal of all Gaming Devices, Incidental Equipment and other property of MGI, and VONS shall bear all costs and expenses for site restoration except to the extent that any repairs to any Licensed Premises or Store are necessitated as a result of the negligence or willful misconduct of MGI or its contractors;

      (b) Upon a cancellation based upon a Default of the Agreement, the party in Default shall be liable for any and all costs and expenses for removal of all Gaming Devices, Incidental Equipment and other property of MGI and site restoration;

      (c) Upon a termination not based upon a Default of the Agreement, the party initiating the termination shall be liable for any and all costs and expenses for removal of all Gaming Devices, Incidental Equipment and other property of MGI and site restoration.

    8.7  Rights and Remedies.  Except as provided in Section 8.1(a), above, nothing contained in this Agreement shall be construed so as to limit or in any way restrict the rights of any party to seek any legal and/or equitable relief or remedy to which such party may be entitled.

ARTICLE 9
GENERAL TERMS AND CONDITIONS

    9.1  Force Majeure.  Each party hereto shall be excused from the performance of any services hereunder for any period and to the extent that it is prevented from performing such service, in whole or in part, as a result of delays caused by the other party or an Act of God, war, civil disturbance, court order, fire, explosion, strike, freight embargo, labor dispute, Act of any government, de jure or de facto, or any agency or official thereof, third-party nonperformance, default of manufacturer or supplier as a subcontractor, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, or other utilities or its related equipment, and such nonperformance shall not be a breach hereunder or a ground for termination or cancellation hereof.

    9.2  Notices.

    (a) Whenever under this Agreement provision is made for any payment, demand, notice or declaration of any kind, or where it is deemed desirable or necessary by either party to give or serve any such notice, demand or declaration to the other party, it shall be in writing and served either personally, delivered to Federal Express or another reliable courier service which provides written evidence of delivery, or sent by United States certified mail, return receipt requested, postage and any other fees prepaid, addressed to the party(ies) at the addresses set forth below or at such address as either party may advise the other in writing from time-to-time.

To VONS at:	VONS 618 Michallinda Ave. Arcadia, California 91007-6300 Attn.: Dave Lauffer
with a copy to:	Safeway, Inc. 5918 Stoneridge Mall Road Pleasanton, California 94588-3229 Attn: Real Estate Law
To MGI at:	Market Gaming, Inc. 5195 Las Vegas Boulevard South Las Vegas, Nevada 89119 Attn.: Sean T. Higgins

    (b) Notices given hereunder shall be deemed to have been given on the date of personal delivery, the date the certified mail receipt is signed by the recipient, or two (2) business days after delivery to a courier service. If the recipient fails or refuses to sign the certified mail receipt or refuses delivery by the courier, such notice shall be deemed to have been given on the third business day After it has been properly sent or delivered to the courier.

    9.3  Form and Construction.  The headings used in this Agreement are for convenience of reference only and do not constitute substantive matter to be considered in construing the terms of this Agreement. As used in this Agreement the masculine gender shall include the feminine and the singular form of words shall include the plural, or vice versa, as necessary in order that this Agreement may be interpreted so as to.conform with the subject matter actually existing. The language of this Agreement shall be construed as a whole and not strictly for or against either of the parties regardless of who drafted or was principally responsible for drafting this Agreement or any of its specific terms or conditions.

    9.4  Binding Effect.  This Agreement is binding on and shall inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

    9.5  Severability.  If one or more of the provisions contained in this Agreement shall, for any reason, be held unenforceable in any respect, its unenforceability shall not affect any other provision, and the Agreement shall be construed as if the unenforceable provision had never been included.

    9.6  Other Instruments.  The parties agree that they will execute any additional instruments and documents and perform any acts necessary or convenient to carry out the terms of this Agreement.

    9.7  Counterparts.  This Agreement may be executed in any number of counterparts and each counterpart shall be deemed an original for all purposes.

    9.8  Entire Agreement.  This Agreement with any addenda hereto, the exhibits and schedules hereto and any documents incorporated herein, represents the entire agreement between the parties with respect to the subject matter hereto, supersedes all other proposals, agreements, representations, and covenants, oral or written, and any such prior agreements are hereby expressly terminated. Any modification to this Agreement, unless otherwise indicated herein, must be in writing and signed by both parties.

    9.9  Survival.  The provisions of Section 2.7 (c) and (d) ("License of Trade Names"), Section 2.9 ("Expenses"), Section 3.9 ("Removal of Gaming Devices"), Section 7.3 ("Waiver of Subrogation"), Section 7. 6 ("Mutual Indemnification"), Section 7.7 ("Additional Indemnification by MGI"), Section 8.6 ("Events Upon Termination"), Section 9.15 ("Attorneys' Fees") and Section 9.16 ("Governing Law") shall survive the expiration or earlier cancellation or termination of the Agreement.

    9.10  No Partnership.  Nothing contained in this Agreement shall be deemed or construed by the parties or by any third party to create the relationship of principal and agent, partnership or joint venture, employer-employee or to create any association between the parties except as described herein. Neither party shall have the power to obligate or bind the other party in any manner whatsoever.

    9.11  No Third-Party Beneficiary.  Nothing contained in this Agreement, whether express or implied, is intended to confer any right or remedy upon any person or entity other than the parties to this Agreement and their permitted successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person or any party to this Agreement, and no provision shall give any third party any right to subrogation or action over or "against any party to this Agreement.

    9.12  Assigment.  MGI shall not assign, sublicense, subcontract or otherwise transfer this Agreement, in whole or in part, or any rights, responsibilities, obligations, or licenses hereunder, without the prior, written consent of VONS, which consent shall not be unreasonably withheld. As one prerequisite to any such consent by VONS, the proposed transferee shall agree in writing to be fully bound by the duties and obligations of MGI under this Agreement.

    9.13  Waiver.  A waiver or indulgence of any breach of any term, condition, covenant or warranty contained in this Agreeient shall not be deemed or construed as a waiver of any other provisions, affect the validity of the remainder of this Agreement or constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof. A waiver of any right, provision or remedy by any party shall not be valid unless executed in writing by the party making such waiver.

    9.14  Cumulative Remedies.  No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.

    9.15  Attorneys' Fees.  Should any litigation be commenced between the parties hereto or their personal representatives concerning any provision of these Articles or the rights or duties of any persons in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for their attorneys' fees in such litigation or in a separate action brought for that purpose.

    9.16  Governing Law.  This Agreement, its interpretation, validity and the performance hereof shall be governed by and construed in accordance with the laws of the State of Nevada.

    9.17  Corporate Authority.  The parties to this Agreement represent that the signatories herebelow are fully authorized and empowered by valid corporate resolution to execute this Agreement and bind the parties on whose behalf they sign same.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE VONS COMPANIES, INC.	MARKET GAMING, INC.

/s/ GENEVIEVE DOUGHERTY By: Genevieve Dougherty Its: Asst. Vice President	/s/ EDWARD J. HERBST EDWARD J.HERBST PRESIDENT

/s/ JEROME P. HARRISON By: Jerome P. Harrison Its: Assistant Secretary

EXHIBIT "A"

STORES

Store No.	Gaming Devices	Address	City & Zip Code
190	15	4020 E. Rainbow	L.V. 89102
191	15	2500 E. Desert Inn Road	L.V. 89121
192	25	4440 E. Charleston	L.V. 89104
193	15	1075 E. Twain	L.V. 89109
194	25	390 S. Decatur	L.V. 89107
195	25	600 W. Cheyenne	L.V. 89107
196	15	3325 Russell Road	L.V. 89108
198	20	4610 W. Sahara	L.V. 89102
199	15	625 Stephanie	Henderson 89014
390	15	475 E. Windmill	L.V.
392	15	7530 W. Lake Mead	L.V.
393	15	4854 W. Lone Mountain	L.V. 89130
394	15	2224 S. Nellis	L.V. 89104
395	15	1940 Village Center Circle	L.V.
396	15	1131 E. Tropicana	L.V. 89102
398	15	1061 W. Owens	N.L.V.
399	15	3258 Las Vegas Blvd. N.	N.L.V. 89030
511	15	2667 E. Windmill	Henderson 89014

EXHIBIT B

Safeway Store #1537
212 Elk Point Drive
Zephyr Cove, NV 89448

Safeway Store #4160
400 Dartmouth Avenue
Lovelock, NV 89419

Safeway Store #1517
890 West Williams
Fallon, NV 89406

Safeway Store #2247
2035 N. Carson Street
Carson City, NV 89701

Safeway Store #2255
Hwy 95 & Armory
Hawthorne, NV 89415

Safeway Store #2260
620 N. Mcarran Boulevard
Sparks, NV 89431

Safeway Store #1210
5150 Mae Anne Avenue
Reno, NV 89523

Safeway Store #1512
4823 Kietzke Lane
Reno, NV 89406

QuickLinks

EXHIBIT 10.15
GAMING DEVICES LICENSE AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 ESTABLISHMENT OF PROGRAM
ARTICLE 3 INSTALLATION, MAINTENANCE AND RELOCATION
ARTICLE 4 COMPENSATION
ARTICLE 5 TERM AND RENEWAL
ARTICLE 6 REPRESENTATIONS AND WARRANTIES
ARTICLE 7 INSURANCE AND INDEMNITY
ARTICLE 8 BREACH, DEFAULT AND TERMINATION
ARTICLE 9 GENERAL TERMS AND CONDITIONS
EXHIBIT "A" STORES
EXHIBIT B